EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 7th day of May of 2009, by and between Bitech Pharma, Inc., a Delaware corporation (“Company”) and Ye, Xiangwu (“Executive”).

RECITALS:

A. The Company desires that Executive perform his services as Chief Executive Officer and President of the Company, having been duly appointed to such position by the Board of Directors of the Company.

B. Executive desires to continue in such engagement.

C. This Agreement contains other provisions applicable to the employment of Executive by the Company.

In consideration of the above Recitals and the provisions of this Agreement, the Company and Executive agree as follows:

Title and Responsibilities. Executive shall serve as Chief Executive Officer (“ CEO ”) and President of the Company. Executive’s responsibilities and duties shall include those inherent in Executive’s position with the Company. Executive shall devote his best efforts and full business time to the business and interests of the Company.

Compensation. The Company will pay Executive a salary at the rate of $60,000 per year payable in accordance with the Company's standard payroll policies, including compliance with applicable withholding. Executive’s salary will be paid bi-monthly at 1st and 16th of each month.

Restricted Stocks. Executive may be eligible to receive restricted stocks from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant and pursuant to the existing stock plan(s) of the Company.

Benefits. Executive shall be entitled to such employee benefits generally available to full-time salaried employees of the Company, including without limitation, health insurance, paid vacation of not less than 2 weeks per year, retirement plans and other similar benefits; provided, that Company reserves the right to amend, modify, terminate or make any other changes in such benefits generally available to full-time salaried employees of the Company at any time in its sole discretion.

The Company shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with Executive’s duties on behalf of the Company, subject to the reasonable approval of the Company. Executive shall only be entitled to reimbursement to the extent that Executive follows the reasonable procedures established by the Company for reimbursement of such expenses which will include, but will not be limited to, providing satisfactory evidence of such expenditures.

Severance: If his employment is terminated by the Company for any reason, other than for Cause (as defined herein), he will receive severance pay of up to 2 months of his current base salary, less standard deductions and withholdings after the first year of employment and on a prorate basis over the first year of the agreement. For purposes of this letter agreement "Cause" shall mean the occurrence of any of the following events: (i) his repeated failure to satisfactorily perform his job duties as assigned by the Company;(ii) his failure to comply with all written material applicable laws in performing his job duties or in directing the conduct of the Company's business; (iii) his commission of any felony or intentionally fraudulent act against the Company or its affiliates, employees, agents or customers; (iv) his engagement or participation in any activity which is directly competitive with or intentionally injurious to the Company or any of its affiliates; (v) his commission of any fraud against the Company or any of its affiliates or use of intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

Term. The employment of Executive under this Agreement shall be for an unspecified term. The Company and Executive acknowledge and agree that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, and with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement.

Confidentiality Agreement. Executive is required to complete, sign and return the Company's standard form of Employee Confidentiality (the "Confidentiality Agreement ", Attachment A).

Invention Disclosure Agreement. Executive is required to complete, sign and return the Company's standard form of Employee Invention Disclosure Agreement (Attachment B).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:
BiTech Pharma, Inc.
By: ________________________
Name: _John Bao_ __________
Title:_Chairman of the Board

EXECUTIVE
___________________________
Ye, Xiangwu